www.aviatnetworks.com

Aviat Networks Announce Two-for-One Stock Split

AUSTIN, Texas – March 5, 2021 -- Aviat Networks, Inc. (NASDAQ: AVNW), ("Aviat" or the "Company"), the leading expert in wireless transport solutions, announced today that its Board of Directors has approved and declared a two-for-one stock split in the form of a stock dividend to make the stock more accessible to a broader base of investors.
Each Aviat stockholder of record at the close of business on April 1, 2021 will receive one additional share of common stock for each then-held share of common stock, to be distributed after close of trading on April 7, 2021.
About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government, and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high-performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.
Contact:
Keith Fanneron
Vice President Global Finance & Investor Relations
Phone: (408) 941-7128
Email: keith.fanneron@aviatnet.com

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